Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Affiliates of Zep Inc. Enter into Three-Year, $40 Million

Loan and Security Agreement

Portion of Proceeds to Help Capitalize on Organic and

Acquisitive Growth Opportunities

Atlanta, GA, October 14, 2009 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced that certain of its affiliates, executed a three-year, Loan and Security Agreement (LSA) with Regions Bank.

The three-year LSA allows for borrowings up to $40 million secured by undivided interests in a defined pool of trade accounts receivable. The LSA is subject to certain restrictions and other conditions customary for loans of this nature. The proceeds from borrowing under the LSA may be used for acquisitions, capital expenditures, repayment of debt, working capital and other general corporate purposes.

“Following significant cost reductions over the past year as well as our substantial repayment of debt, we believe Zep is well capitalized and possesses the potential for continued strong cash flow generation,” commented John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc. “The additional capacity and flexibility afforded by this new loan agreement will even better position Zep to effectively capitalize on potential market opportunities. We currently do not have any immediate plans to utilize this source of liquidity. However, pursuing acquisitive growth as a means to strengthen our business and to provide access to new and emerging markets is a key component of our long-term strategy. In this challenging economy, it is extremely important to maintain the flexibility to take advantage of strategic market opportunities as they arise, and to do so in a prudent, cost-effective manner that is accretive for our shareholders.”

About Zep Inc.

Zep Inc., with fiscal year 2009 net sales of over $500 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional, Enforcer®, National Chemical®, and Selig™, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia. Visit the Company’s website at www.zepinc.com.

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